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Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement (Form S-3 No. 333-120692) and related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership for the registration of $480,001,000 common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants, guaranties, or debt securities and to the incorporation by reference therein of our reports dated February 6, 2004, with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership included in the Annual Reports (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 11, 2005